                            SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          APOGEE ENTERPRISES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          APOGEE ENTERPRISES, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF APOGEE APPEARS HERE]

                                                                    May 19, 1994

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held in the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m. on Tuesday, June 21, 1994.

  The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about the Company.

  We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the meeting. You may vote in person at that time if you so desire.

                                          Sincerely,

                                          /s/ Donald W. Goldfus

                                          Donald W. Goldfus
                                          Chairman of the Board and Chief
                                           Executive Officer

                            APOGEE ENTERPRISES, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 21, 1994

  Notice is hereby given that the Annual Meeting of Shareholders of APOGEE ENTERPRISES, INC. will be held in the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m. on Tuesday, June 21, 1994 for the following purposes:

  1.To elect three directors for a three-year term;

  2. To ratify the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending February 25, 1995; and

  3.To transact such other business as may properly be brought before the meeting.

  The Board of Directors has fixed April 29, 1994 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

  YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME AND GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                          /s/ William G. Gardner

                                          William G. Gardner
                                          Secretary

Minneapolis, Minnesota
May 19, 1994

                                PROXY STATEMENT

                              GENERAL INFORMATION

  The enclosed proxy is being solicited on behalf of the Board of Directors of Apogee Enterprises, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 21, 1994. Only shareholders of record at the close of business on April 29, 1994 will be entitled to vote at the meeting. A shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. Proxies in the accompanying form which are properly executed, duly returned and not revoked will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows: (i) in favor of the election as Class II directors of all of the nominees described herein; (ii) in favor of the appointment of KPMG Peat Marwick as independent auditors of the Company; and (iii) in the discretion of the persons named in the proxy, as to such other matters as may properly come before the meeting.

  If an executed proxy card is returned and the shareholder has voted "abstain" on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

  The address of the Company is Suite 1800, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431-1159. The telephone number is (612) 835-1874. The mailing of this proxy statement and form of proxy to shareholders will commence on or about May 19, 1994.

                             SHAREHOLDER PROPOSALS

  Any shareholder wishing to have a proposal considered for submission at the 1995 annual meeting must submit the proposal in writing to the Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than January 18, 1995.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

  At April 29, 1994, there were 13,313,131 shares of common stock, par value $.33 1/3, issued and outstanding. Each share is entitled to one vote. The following table sets forth information concerning beneficial ownership of common stock of the Company by persons who are known to own more than 5% of the outstanding voting stock of the Company at March 31, 1994. Unless otherwise indicated, all shares represent sole voting and investment power.

      NAME AND ADDRESS                          AMOUNT AND NATURE OF PERCENT OF
      OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP   CLASS
      -------------------                       -------------------- ----------
      Trust of Russell H. Baumgardner (6/6/86)       2,271,114          17.1%
       (1)
       c/o Lionel, Sawyer, & Collins
       1100 Bank of America Plaza
       50 West Liberty Street
       Reno, NV 89501

      Guardian Industries Corp.                      1,012,700           7.6%
       43043 West Nine Mile Rd.
       Northville, MI 48167

      Trust of Russell H. Baumgardner                  732,417           5.5%
       (4/30/74) (2)
       c/o Hoedeman & Christy PA
       920 Second Avenue South, Suite 1000
       Minneapolis, MN 55402

      David L. Babson & Company                        713,958           5.4%
       One Memorial Drive
       Cambridge, MA 02142-1300

- - --------
(1) The 2,271,114 shares held by the Russell H. Baumgardner Trust dated June 6, 1986 are also deemed to be beneficially owned by Messrs. Donald W. Goldfus,
    O. Walter Johnson and Laurence J. Niederhofer, because they share voting and investment power as trustees of the trust. If the shares held by the Russell H. Baumgardner Trust dated June 6, 1986 were included in the holdings of Messrs. Goldfus, Johnson and Niederhofer, the number of shares and percentage of outstanding shares held by each of Messrs. Goldfus, Johnson and Niederhofer would be as follows: Goldfus, 2,611,567 (19.6%), Johnson, 2,279,413 (17.1%) and Niederhofer, 2,562,045 (19.2%).
(2) The 732,417 shares held by the Trust of Russell H. Baumgardner dated April 30, 1974 are also deemed to be beneficially owned by Alfred L. Hoedeman, because he has sole voting and investment power as trustee of the trust.

                             ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide that the Board of Directors be divided into three classes of directors of as nearly equal size as possible and further provides that the total number of directors be determined exclusively by the Board of Directors. The term of each class of director is three years, and the term of one class expires each year in rotation. Currently, there are nine directors. The terms of the directors of Class II, consisting of Directors A. Andersen, H. Hammerly and L. Niederhofer, expire at the 1994 Annual Meeting of Shareholders. The terms of the directors of Class III and Class I expire at the 1995 and 1996 Annual Meetings of Shareholders, respectively.

  Unless authority is withheld, the Proxy solicited hereby will be voted FOR the election of Messrs. Anthony L. Andersen, Harry A. Hammerly and Laurence J. Niederhofer as Directors of Class II for a three-year term expiring at the 1997 Annual Meeting of Shareholders. The affirmative vote of a majority of the shares of common stock of the Company entitled to vote and present in person or by proxy at the annual meeting is necessary to elect each nominee. Messrs. Andersen and Niederhofer have been members of the Board of Directors since 1988 and 1964, respectively, and were last elected to the Board of Directors at the 1991 Annual Meeting of Shareholders. At its April 22, 1994 meeting, the Board of Directors unanimously elected Mr. Hammerly to fill the vacancy on the Board due to the death of director Russell H. Baumgardner.

  Management has no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, does not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

  The following table sets forth certain information as to each nominee for the office of director, as well as directors whose terms of office will continue after the 1994 Annual Meeting of Shareholders is held.

                                                                DIRECTOR  TERM
NAME AND PRINCIPAL OCCUPATION                               AGE  SINCE   EXPIRES
- - -----------------------------                               --- -------- -------
Anthony L. Andersen (Class II)                               58   1988    1994
 Chair--Board of Directors and CEO of H. B. Fuller Company
 (manufacturer of specialty chemicals) since April, 1992.
 Prior to that, President and Chief Executive Officer of
 H. B. Fuller Company since 1974. Mr. Andersen is also a
 director of Cowles Media Company and Minnesota Mutual
 Life Insurance Company.
 Committees: Compensation and Corporate Governance

Gerald K. Anderson (Class I)                                 62   1981    1996
 President of the Company since 1989. Prior to that,
 Executive Vice President of the Company since 1987. Prior
 to that, President of the Commercial Construction
 Division of the Company since 1982. Prior to that,
 various senior management positions with the Company
 since 1973.
 Committees: Executive

Donald W. Goldfus (Class III)                                60   1964    1995
 Chairman of the Board of Directors and Chief Executive
 Officer of the Company since 1988. Prior to that,
 President and Chief Executive Officer since 1986 and
 President and Chief Operating Officer since 1984. Prior
 to that, various senior management positions with the
 Company. Mr. Goldfus is also a director of G & K
 Services, Inc., Lifetouch Inc., and Hypro Corporation.
 Committees: Executive and Corporate Governance

O. Walter Johnson (Class III)                                69   1959    1995
 Chairman and Chief Executive Officer of Clutch & U-Joint
 Inc. (automotive parts supplier) since 1990. Past
 chairman, Conn-Co Shoes, Inc. (retail shoe store chain).
 Committees: Audit, Compensation and Corporate Governance

Harry A. Hammerly (Class II)                                 60   1994    1994
 Executive Vice President of Life Sciences Sector and
 International Operations, 3M Company (industrial,
 consumer and health care products manufacturer) since
 March 1994. Prior to that, various senior management
 positions with 3M Company since 1973. Mr. Hammerly is
 also a director of Cincinnati Milacron, Inc. and The Geon
 Company

                                                                DIRECTOR  TERM
NAME AND PRINCIPAL OCCUPATION                               AGE  SINCE   EXPIRES
- - -----------------------------                               --- -------- -------
Jerry W. Levin (Class I)                                     50   1987    1996
 President and Chief Executive Officer of Revlon, Inc.
 (consumer products company) since 1991. Executive Vice
 President, MacAndrews & Forbes Group, Inc. (investment
 firm) since 1989. Prior to that, various senior executive
 positions with The Pillsbury Company (processor and
 distributor of food products) since 1974.
 Committees: Audit

James L. Martineau (Class III)                               53   1973    1995
 Vice President of the Company. President of the Glass
 Fabrication Division of the Company. Mr. Martineau is
 also a director of First Bank Southeast, N.A., Owatonna,
 MN.
 Committees: Executive

Laurence J. Niederhofer (Class II)                           61   1964    1994
 Retired Chief Executive Officer of the Window Fabrication
 Division of the Company. Mr. Niederhofer is also a
 director of M & I First American National Bank, Wausau,
 WI.
 Committees: Executive

D. Eugene Nugent (Class I)                                   66   1990    1996
 Retired. Chairman and Chief Executive Officer of Pentair,
 Inc. (manufacturer of paper and industrial products) from
 1982 to 1992.
 Committees: Audit, Compensation, Executive and Corporate
  Governance

- - --------
  None of the above nominees or directors is related to any other nominee or director or to any executive officer of the Company. Except as indicated above, each of the nominees and directors has maintained his current principal occupation for at least the last five years.

  The Board of Directors held six meetings during the last fiscal year. All members attended all of the meetings of the Board and Committees of which they were members with the exception of Mr. A. Andersen, who attended eight out of nine Board and committee meetings.

  The Company has standing Audit, Compensation, Executive and Corporate Governance Committees of the Board of Directors. The members of the various committees are noted in the table above.

  The Audit Committee recommends the selection of the independent auditors to the Board of Directors; reviews the scope and results of the audits performed by the independent auditors; and reviews various auditing and accounting matters. The Audit Committee met twice during the fiscal year ended February 26, 1994.

  The Compensation Committee determines the salary and other compensation of all elected officers and senior management. The Compensation Committee also administers the 1987 Stock Option Plan and the 1987 Partnership Plan. The Compensation Committee met once during the fiscal year ended February 26, 1994.

  The Executive Committee exercises the power of the full Board of Directors between meetings, except for the power of filling Board vacancies. The Executive Committee met once during the fiscal year ended February 26, 1994.

  The Corporate Governance Committee periodically assesses the organization's adherence to the Company's mission and principles, reviews the organizational structure and succession plans, makes recommendations to the Board regarding the composition and responsibilities of board committees, and suggests new director nominees to the Board. The Committee will consider qualified nominees recommended by shareholders. Any such recommendation for the 1995 election of directors should be submitted in writing to the Secretary of the Company at the address indicated above no later than 90 days in advance of the 1995 Annual Meeting of Shareholders. Such recommendation must include information specified in the Company's Bylaws which will enable the Committee to evaluate the qualifications of the recommended nominee. Non-employee director members of the Committee annually review and evaluate the performance of the Chief Executive Officer. The Corporate Governance Committee met twice during the fiscal year ended February 26, 1994.

  Compensation of Directors. Directors, except for full-time employees of the Company or its subsidiaries, were paid $12,000 annual retainer, plus a fee of $1,000 for each meeting of the Board of Directors or its committees attended. Non-employee directors also receive automatic, annual stock option grants under the 1987 Stock Option Plan. The number of shares granted are determined by dividing directors' cash compensation by the market price of common stock on specified dates. The table below includes the options granted to the non-employee directors in fiscal 1994, which for the non-employee directors as a group totaled 7,651 shares. The per share exercise price of all such options is $12.05. None of these options has been exercised.

  Non-employee directors also may elect to participate in the Company's Employee Stock Purchase Plan. Under the plan, participants may purchase the Company's common stock by contributing up to $100 per week, with the Company contributing an amount equal to 15% of the weekly contribution. For the fiscal period 1994, the Company contributed $2,880 to the Employee Stock Purchase Plan for the benefit of all non-employee directors as a group.

  The Company has consulting agreements with Laurence J. Niederhofer and D. Eugene Nugent, non-employee directors, to provide consulting and advisory services to the Company. Mr. Niederhofer's agreement covers five one-year terms ending November 1, 1998 and pays Mr. Niederhofer a fee of $60,000 per year, plus certain out-of-pocket expenses and other benefits. Mr. Nugent's agreement pays him a fee of $1,000 per day, plus certain out-of-pocket expenses, per assigned consulting engagement. For the fiscal period 1994, Mr. Nugent was paid $3,000.

  Transactions and Proceedings Involving Directors/Executive Officers. See disclosures under Compensation Committee Interlocks and Insider Participation.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of the Company's common shares beneficially owned by each director, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and by all directors and executive officers of the Company as a group, at March 31, 1994.

                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                  ----------------------------------------------
                                  NUMBER OF        OPTIONS
                                    SHARES       EXERCISABLE         PERCENT OF
                                  PRESENTLY        WITHIN            OUTSTANDING
   NAME                            HELD(1)         60 DAYS    TOTAL    SHARES
   ----                           ---------      ----------- ------- -----------
   Anthony L. Andersen..........     3,041          5,434      8,475     (7)
   Gerald K. Anderson...........    67,919          7,500     75,419     (7)
   William G. Gardner...........    29,694(2)       8,750     38,444     (7)
   Donald W. Goldfus............   331,703(3)(4)    8,750    340,453     2.6%
   Harry A. Hammerly............     1,000            --       1,000     (7)
   O. Walter Johnson............     2,455(4)       5,844      8,299     (7)
   Jerry W. Levin...............    13,558(5)       5,567     19,125     (7)
   James L. Martineau...........   114,403          6,250    120,653     (7)
   Laurence J. Niederhofer......   290,931(4)(6)      --     290,931     2.2%
   D. Eugene Nugent.............     1,537          4,854      6,391     (7)
   All Directors and Executive
    Officers as a group (10 per-
    sons).......................   856,241         52,949    909,190     6.8%

- - --------
(1) Each person shown has sole voting and investment power over the shares unless otherwise indicated. Shares beneficially owned include shares owned or vested through the Company's 1987 Partnership Plan, 401(k) Plan and Pension Plan.
(2) Includes 276 shares held by Mr. Gardner's children and 100 shares held by Mr. Gardner's wife, as to which he disclaims beneficial interest.
(3) Includes 25,656 shares held by Mr. Goldfus' wife, as to which he disclaims beneficial interest.
(4) The 2,271,114 shares held by the Russell H. Baumgardner Trust dated June 6, 1986 (see Security Ownership of Principal Shareholders) are also deemed to be beneficially owned by Messrs. Goldfus, Johnson and Niederhofer because they share voting and investment power as trustees. If the shares held by the trust were included in the above table, the number of shares held by each of Messrs. Goldfus, Johnson and Niederhofer would be increased by 2,271,114 and the percent of outstanding shares would be as follows:
    Goldfus 19.6%, Johnson, 17.1% , Niederhofer, 19.2% and All Directors and Executives Officers as a Group, 23.9%.
(5) Includes 2,000 shares held by Mr. Levin's wife as trustee for trusts for the benefit of Mr. Levin's children, as to which he disclaims beneficial interest.
(6) Includes 30,224 shares held by Mr. Niederhofer's wife, as to which he disclaims beneficial interest.
(7) Less than 1%.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Overview and Philosophy

  The compensation of executive officers is determined by the Compensation Committee of the Board of Directors. The Committee is comprised entirely of outside directors. To assist in performing its duty and to enhance the objectivity and independence of the Committee, the advice and recommendations of an outside compensation consultant, as well as independent compensation data, are periodically obtained.

  In administering the executive pay plans, the Committee desires to preserve the entrepreneurial style that it believes forms a strong component of the Company's history, culture and competitive advantage. As such, plans are designed and decisions are made that place more emphasis on long-term business development than on short-term results. Also, the Committee believes it is consistent with this entrepreneurial philosophy to place more emphasis on both short and long-term incentive pay, than on base pay. In furtherance of this philosophy, the Company maintains a high level of operational autonomy, there being only four executive officers and 21 employees, including officers, at the corporate level, compared to a total employee count of 5,863 as of February, 1994. Compensation of divisional management is administered primarily at the divisional level.

  The objectives of the executive compensation policies are to:

  1) Promote the achievement of strategic objectives which lead to long-term growth in shareholder value.
  2) Establish total compensation plans that are competitive with similarly situated companies, that attract and retain superior performers, and that reward outstanding performance.
  3) Align the executive officers' interests with those of the Company by making incentive compensation dependent upon business unit or Company performance.

 Base Salary

  Base salaries are reviewed annually. In determining annual salary adjustments, the Committee takes into account the executive's level of responsibility, experience, and performance in relation to the Company's performance and other companies' performance. In fiscal 1994, base salaries of executive officers were less than the average of companies of equivalent size and complexity and no executive officer received an increase. Final 1994 base salaries remained the same as fiscal 1993.

 Annual Incentive

  Executives may earn annual incentive compensation under an individualized cash bonus plan. The Committee develops the plan for the Chief Executive Officer and reviews and approves plans for other executive officers at the beginning of the fiscal year. Each plan encompasses specific objectives, such as business unit or Company profitability, achievement of planned results, return on assets or equity, and individual and group development. The actual cash bonus is awarded based on the degree of achievement of those objectives. The Committee may also make discretionary bonus awards if, in its judgment, such action is merited in light of individual performance, compensation equity, or both. For fiscal 1994, the range of potential bonus payments as a percentage of base pay was from zero to 102 percent.

 Long-term Incentive

  To further encourage alignment of executives' interests with those of the Company's shareholders, executives selected by the Committee may also participate in the 1987 Partnership Plan. At the beginning of the year, each executive officer may voluntarily defer up to fifty percent of their possible incentive compensation (to a maximum of $100,000) to be invested in the Partnership Plan. The Company matches the deferred amount and the aggregate is invested in the Company's common stock. The individual's amount is vested immediately, however the shares are held in trust and restricted for a period of not less than five years. The Company match is made in restricted stock that is vested in equal annual increments over a period of 5 to 10 years, as determined by the Committee. In the accompanying Summary Compensation Table, the deferred amount and the Company match under the Partnership Plan are shown in the column labeled Restricted Stock Award. Such restricted stock awards relate exclusively to the compensation deferral under the Partnership Plan, and no other restricted stock grants have been made to executive officers of the Company in the three-year period.

 Stock Options

  Executives are also eligible to receive grants under the Company's stock option plan which is administered by the Compensation Committee. Option grants are made at current market prices so that executive rewards accrue only as shareholder value increases. The option grants typically vest at the rate of 25 percent per year, beginning on the grant's first anniversary. Consistent with the Company's emphasis on long-term incentives, grants are generally made each year to a broad base of recipients (201 employees in fiscal 1994) that may or may not include executive officers.

 Chief Executive Officer Compensation

  Mr. Donald W. Goldfus has held the position of Chief Executive Officer since 1986. His salary for fiscal 1994 was $285,000. Mr. Goldfus' 1994 salary did not reflect any increase from his 1993 salary. The Committee believes that Mr. Goldfus' contributions have helped to lead to the dramatic improvement in the automotive and glass fabrication segments of the Company during the past year. This conclusion is supported by the Corporate Governance Committee which, as part of its duties, completed a performance review of the Chief Executive Officer in March, 1994. Accordingly, the Committee awarded Mr. Goldfus a discretionary bonus of $50,000 under the annual incentive plan. Mr. Goldfus had elected to defer one-half of any bonus received into the Company's long-term, stock-based incentive plan (the 1987 Partnership Plan). Therefore, the accompanying Summary Compensation Table reflects a cash bonus of $25,000. The deferred portion, together with the Company match as described above and in the table, are reported in the restricted stock award column in the table.

  The Committee believes the executive compensation policies and actions discussed in the above report reflect decisions which are consistent with the Company's overall beliefs and goals.

                                          Anthony L. Andersen
                                          O. Walter Johnson
                                          D. Eugene Nugent
                                           Members of the Compensation
                                           Committee

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and noncash compensation for services in all capacities for each of the last three fiscal years, awarded to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                     ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                               ------------------------------- ---------------------------------
                                                                          TOTAL STOCK
                                                    OTHER      RESTRICTED   OPTION    LONG-TERM
   NAME AND PRINCIPAL                              ANNUAL        STOCK      SHARES    INCENTIVE     ALL OTHER
        POSITION          YEAR SALARY   BONUS  COMPENSATION(1) AWARD (2)    AWARDED   PAYOUTS(3) COMPENSATION (4)
   ------------------     ---- ------- ------- --------------- ---------- ----------- ---------- ----------------
Donald W. Goldfus.......  1994 285,000  25,000        686        50,000     15,000         --         16,948
Chairman and CEO          1993 281,538  25,000        856        50,000        --          --         16,562
                          1992 272,596  50,000        810       100,000        --          --         16,368
Gerald K. Anderson......  1994 225,000  25,000     33,912        50,000     10,000         --         13,948
President                 1993 222,802  25,000     27,097        50,000        --          --         13,655
                          1992 218,077  64,781     56,166       129,562        --       29,563        13,592
Laurence J. Niederhofer.  1994  93,288     --       4,645           --         --          --          6,343
Vice Chairman             1993 220,500     --       5,794           --         --          --         13,477
(Retired 8/1/93)          1992 228,981  30,000      4,677        60,000        --          --         14,198
James L. Martineau......  1994 220,000 135,000        490        90,000      5,000         --         13,698
Vice President            1993 218,571  67,500        611        45,000        --          --         13,430
                          1992 218,077  41,434        580        27,622        --          --         13,592
William G. Gardner......  1994 130,000  10,000        --         20,000      5,000         --          8,930
CFO, Treasurer and        1993 129,231   5,000        --         10,000        --          --          8,993
Secretary                 1992 118,269  15,000        --         30,000        --          --          7,274

- - --------
(1) Includes interest credited to participants' accounts under the Company's 1986 Deferred Incentive Compensation Plan. In the case of Mr. Anderson, also includes compensation and interest under the consulting agreement described in Employment Agreements.
(2) Under the 1987 Apogee Enterprises, Inc. Partnership Plan, participants are given the opportunity to voluntarily defer up to 50 percent of their annual incentive compensation, to a maximum of $100,000. The Company matches the deferred amount and the aggregate, listed under "Restricted Stock Award," is invested in the Company's common stock. The individual's deferred amount is vested immediately, however the shares are held in trust and restricted for a period of not less than five years. The Company match is made in restricted stock that is vested in equal annual increments over a period of 5 to 10 years, as determined by the Compensation Committee. All shares are eligible to receive all declared dividends. As of February 26, 1994, the total number of shares held in trust and dollar value of those shares for each officer is listed below.

                                                     SHARES   SHARES
                                                    ACQUIRED ACQUIRED
                                                      WITH     WITH
                                        YEARS OF    DEFERRED COMPANY  AGGREGATE
         OFFICER                      PARTICIPATION  AMOUNT   MATCH    $ VALUE
         -------                      ------------- -------- -------- ---------
   Donald W. Goldfus.................        7       21,901   11,632  $486,229
   Gerald K. Anderson................        7       36,947   13,484   731,250
   Laurence J. Niederhofer...........        7       10,288    6,155   238,424
   James L. Martineau................        7        5,690    6,995   183,933
   William G. Gardner................        7        6,674    6,372   193,517

(3) The Company had a supplemental incentive agreement with Mr. Anderson whereunder he was entitled to receive annual cash incentive compensation payments based upon the Company achieving specified levels of cumulative compound growth. The agreement expired on February 27, 1993.
(4) Represents amounts paid under the Company's defined contribution pension plan and 401(k) savings plan, which are applicable to executive officers on the same basis as all eligible employees.

STOCK OPTIONS

  The following tables summarize option grants and exercises during fiscal 1994 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1994.

                          OPTION GRANTS IN FISCAL 1994

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                         % OF                           ANNUAL RATES OF STOCK
                                     TOTAL OPTIONS                      PRICE APPRECIATION FOR
                                      GRANTED TO   EXERCISE                  OPTION TERM
                         OPTIONS(1)  EMPLOYEES IN    PRICE   EXPIRATION ----------------------
          NAME           GRANTED (#)  FISCAL YEAR  ($/SHARE)    DATE        5%         10%
          ----           ----------- ------------- --------- ---------- ---------- -----------
Donald W. Goldfus.......   15,000        10.2%      $11.75    4/23/98   $   48,694 $   107,602
Gerald K. Anderson......   10,000         6.8%      $11.75    4/23/98       32,463      71,735
James L. Martineau......    5,000         3.4%      $11.75    4/23/98       16,231      35,867
William G. Gardner......    5,000         3.4%      $11.75    4/23/98       16,231      35,867

- - --------
(1) The options were granted on April 23, 1993 and will become exercisable in equal increments over the next four years.

       OPTION EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END OPTION VALUES

                                                                         VALUE OF
                                                       NUMBER OF        UNEXERCISED
                                                      UNEXERCISED      IN-THE-MONEY
                                                   OPTIONS AT FISCAL OPTIONS AT FISCAL
                            SHARES                   YEAR END (#)      YEAR END ($)
                         ACQUIRED ON     VALUE       (EXERCISABLE/     (EXERCISABLE/
          NAME           EXERCISE (#) REALIZED ($)  UNEXERCISABLE)    UNEXERCISABLE)
          ----           ------------ ------------ ----------------- -----------------
Donald W. Goldfus.......     --           --         8,750/11,250     $10,314/30,938
Gerald K. Anderson......     --           --          7,500/7,500       6,875/20,625
James L. Martineau......     --           --          6,250/3,750       3,438/10,313
William G. Gardner......     --           --          8,750/6,250       9,375/19,688

EMPLOYMENT AGREEMENTS

  The Company has a consulting agreement with Mr. Gerald K. Anderson, whereunder Mr. Anderson has agreed to provide the Company with consulting services and not to engage in competition with the Company for a period of five years after his termination of employment. Under the terms of the agreement, the Company awards Mr. Anderson or his beneficiaries ten percent of his salary and incentive compensation earned each year, to be paid, with interest, over a period commencing upon his termination of employment, death or disability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During Fiscal 1994, the following individuals served as members of the Compensation Committee: Anthony L. Andersen, O. Walter Johnson and D. Eugene Nugent. There are no Compensation Committee "interlocks" within the meaning of the rules of the SEC. In April 1993, Metro Square Partnership's obligation to the Company in the amount of $531,204, in conjunction with a glazing contract completed by the Company's Commercial Construction Division in the ordinary course of business, was discharged in a bankruptcy proceeding. O. Walter Johnson was a partner in Metro Square Partnership.

                         COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total return of the Common Stock of the Company for the last five fiscal years with the cumulative total return of the Standard & Poors Midcap 400 and the peer group composite listed below for the same period.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG APOGEE ENTERPRISES, S&P MIDCAP 400 INDEX AND PEER GROUP INDEX
                   February 28, 1989 to February 28, 1994


                                               S&P        Peer
Measurement period               Apogee     Midcap 400    Group
(Fiscal Year Covered)         Enterprises     Index       Index
- - ---------------------         -----------   ----------    -----
Measurement PT -
02/28/89                        $ 100.00     $ 100.00    $ 100.00

FYE 02/28/90                    $ 114.50     $ 119.94    $  95.04
FYE 02/28/91                    $ 134.43     $ 141.11    $  92.83
FYE 02/28/92                    $  96.02     $ 186.23    $ 101.04
FYE 02/28/93                    $  93.40     $ 201.25    $ 117.91
FYE 02/28/94                    $ 125.27     $ 231.72    $ 124.45

- - --------
  Assumes $100 invested at the close of trading on February 28, 1989 in Apogee Enterprises, Inc. common stock, Standard and Poors Midcap 400, and the peer group composite listed below. Assumes monthly reinvestment of dividends. Total return calculations for the Index were performed with all available data by Standard & Poors Compustat Services, Inc.

  For the fiscal year ended February, 1994, the Company's primary business activities included the fabrication and installation of nonresidential wall and window systems and architectural glass products (about 60% of the total sales) and the fabrication, distribution and installation of automotive safety glass (about 30%).

  The Company is not aware of any competitors, public or private, that are similar to it in both size and scope of business activities. Most of the Company's direct competitors are either privately owned or divisions of larger, publicly owned companies. The "peer" group in the accompanying total return graph consists of all public companies with market capitalizations of $500 million or less as of February 28, 1994 that are known to the Company to be engaged in some aspect of glass and/or aluminum products or services for construction and/or automotive end markets. The returns of the respective peer group companies were based on their respective market capitalization.

  The companies included in the peer group index are: Butler Manufacturing Corporation, Donnelly Corporation, Excel Industries, International Aluminum Corporation, Robertson-Ceco Corporation, Southwall Technologies and Sun Distributors.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  KPMG Peat Marwick has served as the independent auditors of the Company since 1968. The Board of Directors has again appointed KPMG Peat Marwick to serve as the Company's independent auditors for the fiscal year ending February 25, 1995. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection will require the affirmative vote of a majority of the shares of common stock of the Company represented at the meeting in person or by proxy.

  A representative of KPMG Peat Marwick will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions.

  In connection with the audit function for fiscal year 1994, KPMG Peat Marwick reviewed the Company's annual report and its filings with the Securities and Exchange Commission.

                                    GENERAL

  The 1994 Annual Report to Shareholders for the fiscal year ended February 26, 1994 is being mailed with this Proxy Statement.

  Management does not intend to present any matters at the meeting not referred to above and does not presently know of any matter that may be presented to the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon in accordance with their best judgment.

  The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting materials to their principals and will reimburse them for their reasonable out-of-pocket expenses.

  Shareholders who wish to obtain a copy of the Company's Form 10-K Annual Report, filed with the Securities and Exchange Commission for the fiscal year ended February 26, 1994 , may do so without charge by writing to the Treasurer at Suite 1800, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431-1159.

                                          By Order of the Board of Directors,

                                          /s/ William G. Gardner
                                          William G. Gardner
                                          Secretary

Dated: May 19, 1994

                          APOGEE ENTERPRISES, INC.

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints DONALD W. GOLDFUS and GERALD K. ANDERSON as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Apogee Enterprises, Inc. held of record by the undersigned on April 29, 1994, at the Annual Meeting of Shareholders to be held on June 21, 1994, or any adjournment thereof.


1.  ELECTION OF DIRECTORS:

    [_] FOR all nominees listed below         [_] WITHHOLD AUTHORITY
        (except as marked to the                  to vote for all nominees
        contrary below)                           listed below

    INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below:


ANTHONY L. ANDERSEN      HARRY A. HAMMERLY       LAURENCE J. NIEDERHOFER

- - -------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS THE INDEPENDENT AUDITORS OF THE COMPANY.


              [_] FOR         [_] AGAINST        [_] ABSTAIN

- - -------------------------------------------------------------------

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




Dated:                    1994
      ------------------,



- - --------------------------------
        Signature


- - --------------------------------
    Signature if held jointly



PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.